SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): April 27, 2007
Philadelphia Consolidated Holding Corp.
(Exact Name of Registrant as Specified in Charter)

Pennsylvania	0-22280	23-2202671

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer’ Identification No.)

One Bala Plaza, Suite 100, Bala Cynwyd, PA	19004

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (610) 617-7900
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	Departure of Directors of Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

At the Company’s annual meeting of shareholders held on April 27, 2007, the shareholders approved the Company’s 2007 Cash Bonus Plan (the “Cash Bonus Plan”) and the Company’s Amended and Restated Non-Qualified Employee Stock Purchase Plan (the “Non-Qualified Stock Purchase Plan”; and, collectively with the Cash Bonus Plan, the “Plans”). The Company’s executive officers may participate in the Plans, which were previously approved by the Company’s Board of Directors.

The Plans are summarized below. Reference is made to the copies of the Plans attached as Exhibits to this Form 8-K for a complete description of the Plans.

(a) Nonqualified Stock Purchase Plan.

Effective upon approval by the Company’s shareholders on April 27, 2007, the Nonqualified Stock Purchase Plan was amended and restated, effective as of January 1, 2007 to incorporate certain performance-based compensation provisions that will make purchases by certain key employees under this Plan subject to the attainment of certain performance-goals, and to increase the number of shares available for purchase under this Plan from 3,000,000 to 6,000,000.

Administration of the Nonqualified Stock Purchase Plan. The design and administration of the Nonqualified Stock Purchase Plan are intended to cause taxable compensation attributable to purchases made under the special performance-based compensation provisions of that Plan to be treated as “performance-based compensation”, as that term is used for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). As a consequence, the provisions of the Code which would otherwise limit the deductibility by the Company of certain executive compensation in excess of $1,000,000 should not be applicable to any compensation expense attributable to the Plan. The Nonqualified Stock Purchase Plan is administered by the Compensation Committee of the Company’s Board of Directors or by such other committee or committees that may be designated by the Board to administer this Plan from time to time. The Compensation Committee or any other administrative committee for the Nonqualified Stock Purchase Plan is referred to in this section (a).

Eligibility. All employees of the Company and of the Company’s subsidiaries which are designated, at the discretion of the Committee, as participating in the Nonqualified Stock Purchase Plan are eligible to participate in the Nonqualified Stock Purchase Plan except employees who are customarily employed for 20 hours per week or less, or who are customarily employed five months per calendar year or less.

Participation, Payroll Deductions and Purchases. Employees who are eligible to participate in the Nonqualified Stock Purchase Plan may elect to purchase shares during one-month “offering periods” established from time to time by the Committee. Purchases will generally occur on the last day of the offering period, and the price for the shares purchased is the lesser of 85% of the fair market value of the shares on the first business day of the offering period or the date the shares are purchased.

Each employee purchasing shares under the Nonqualified Stock Purchase Plan will be required to execute a promissory note evidencing an unconditional obligation to pay the purchase price to the Company or to any subsequent holder of the note. Under the terms of the note, the purchase price for the shares will be paid, without interest, by means of equal, regular payroll deductions over a period of 108 months. If an employee ceases to be employed by the Company or any subsidiary, the outstanding principal balance payable under his or her note, if any, is payable in full within 30 days of terminating employment. An employee may pay the outstanding balance due with respect to his or her shares at any time.

Limits on Purchase of Shares. In addition to the aggregate limitation on the number of shares available for purchase under the Nonqualified Stock Purchase Plan, no employee shall be permitted to purchase shares in excess of the limitation or limitations as may be imposed by the Committee from time to time. These limitations may be established on an offering period basis, or on such other basis as the Committee determines to be appropriate. Executives who are designated to participate in the Nonqualified Stock Purchase Plan pursuant to its performance-based compensation provisions, are, in addition to any other limitations generally applicable under this Plan, not permitted to purchase more than one million (1,000,000) shares during any one taxable year of the Company.

Resale Restrictions. Any shares purchased under the Nonqualified Stock Purchase Plan are restricted, and may not be sold, transferred, made subject to any lien or otherwise disposed of for a period of five years (measured from the first day of the applicable offering period). An attempt to sell, transfer, make subject to any lien or otherwise dispose of shares during the restricted period results in forfeiture to the Company on payment by the Company of the lesser of the fair market value of the shares or the purchase price paid for the shares.

Termination of Employment. If an employee ceases to be employed by the Company or any of its subsidiaries on account of the employee’s retirement, death or disability, the employee (or the employee’s beneficiary if one has been designated or the employee’s estate otherwise) will be entitled to the shares held in the employee’s investment account maintained under the Nonqualified Stock Purchase Plan for these purposes, provided the participant’s payment obligation with respect to such shares is satisfied, and the Company’s right to repurchase during the five-year “restricted period” for the lesser of the purchase price or current fair market value will lapse with respect to such an employee’s shares. If an employee ceases to be employed by the Company or any of its subsidiaries for any reason other than retirement, disability or death, any shares purchased under the Nonqualified Stock Purchase Plan which have not been held beyond the five-year “restricted period” may be repurchased by the Company for the lesser of the fair market value of the shares or the purchase price paid for the shares.

Amendment and Termination of the Nonqualified Stock Purchase Plan. The Board may amend the Nonqualified Stock Purchase Plan at its discretion, except that an amendment which increases the maximum number of shares available for purchase under the Nonqualified Stock Purchase Plan, which materially increases the benefits accruing to employees under the Nonqualified Stock Purchase Plan, or which expands the classes of individuals who are eligible to participate in the Nonqualified Stock Purchase Plan, can only be made with shareholder approval. The Board has the right to terminate the Nonqualified Stock Purchase Plan at any time. On termination of the Nonqualified Stock Purchase Plan, shares held for employees will be transferred to a successor stock purchase plan, if there is one, or will be issued to the employees on satisfaction of all payment obligations for the shares. In addition, no amendment to the performance-based provisions of the Nonqualified Stock Purchase Plan will be effective unless approved by the Company’s shareholders except to the extent that the amendment would not (absent shareholder approval) cause these provisions to fail to qualify as creating compensation expense that is fully deductible as performance-based compensation for purposes of Code Section 162(m).

Adjustment in Case of Changes Affecting Shares. If there is a subdivision or split of outstanding shares, payment of a stock dividend, or similar change affecting the shares, the share limits applicable under the Nonqualified Stock Purchase Plan, including the limitation on the aggregate number of shares available for purchases, will be adjusted appropriately, as may be deemed equitable by the Committee.

Special Provisions Relating to Performance-Based Compensation and Participation of Certain Executives. Various provisions apply to certain of the Company’s executive officers if their compensation is determined by the Committee to be potentially subject to certain limits on deductibility under Section 162(m) of the Code and permits the Committee to make their participation in the Nonqualified Stock Purchase Plan, subject to certain limitations.

(b) Cash Bonus Plan.

Administration of the Cash Bonus Plan. The design and administration of the Cash Bonus Plan are intended to cause all taxable compensation attributable to the Cash Bonus Plan to be treated as “performance-based compensation”, as that term is used for purposes of Section 162(m) of the Code. As a consequence, the provisions of the Code which would otherwise limit the deductibility by the Company of certain executive compensation in excess of $1,000,000 should not be applicable to any compensation expense attributable to the Cash Bonus Plan. The Cash Bonus Plan is administered by either the Compensation Committee or by another committee, which must consist exclusively of two or more “outside directors” (as that term is defined under Section 162(m) of the Code), which may be designated by the Board to administer the Cash Bonus Plan. This administrative committee for the Cash Bonus Plan is referred to in this section (b) as the “Committee.” The resolution of any questions arising with respect to the Cash Bonus Plan will be determined by the Committee, and all such determinations are final and conclusive.

Eligibility. Participants in the Cash Bonus Plan are those key executives who are designated by the Committee to participate in the Cash Bonus Plan from time to time.

The Cash Bonus Plan became effective as of January 1, 2007, upon approval by the Company’s shareholders on April 27, 2007, and will continue until it is terminated by the Company’s Board of Directors.

Benefits under the Cash Bonus Plan. In general, the benefits under the Cash Bonus Plan consist of a cash bonus payable to participants provided the performance goals established by the Committee are met (and if met, the extent to which they are met). The maximum amount that can be paid to any one participant as a bonus under the Cash Bonus Plan with respect to any one year is two times his or her base compensation in effect for the relevant year, and in no event may any such bonus exceed $2,000,000.

Performance Goals. Bonuses payable under the Cash Bonus Plan are intended to be provided only on the attainment of the performance goals established by the Committee for the year for which the bonus is paid.

The bases for such performance goals may include any of the following criteria:
stock price, market share, gross sales, gross revenue, net revenues, pretax income, operating income, cash flow, earnings per share, return on equity, return on invested capital or assets, cost reductions and savings, return on revenues or productivity, or any variation or combination of the preceding business criteria. In addition, the Committee may utilize as an additional performance measure (to the extent consistent with the tax rules relating to “performance-based” compensation) the attainment by a participant of one or more personal objectives and/or goals that the Committee deems appropriate, including, but not limited to, implementation of Company policies, negotiation of significant corporate transactions, development of long-term business goals or strategic plans for the Company, or the exercise of specific areas of managerial responsibility. In all such cases, however, the measurement of the Company’s or a participant’s achievement of any of these goals must be objectively determinable and is to be determined, to the extent applicable, according to generally accepted accounting principles as in existence on the date on which performance goal or goals for the year in question were established. The performance goals for a year must be established no later than 90 days after the beginning of the year. The achievement of performance goals established under the Cash Bonus Plan must be certified by the Committee before any bonus may be paid.

Amendment and termination of the Cash Bonus Plan. The Board may terminate or revoke the Cash Bonus Plan at any time and may amend the Cash Bonus Plan from time to time. Termination, revocation or amendment of the Cash Bonus Plan, however, may not reduce the amount of a bonus payment that has been determined by the Committee to be due and payable, but has not yet been paid unless the participant consents to that change in writing. Any amendment or modification of the Cash Bonus by the Board that would increase the amount of any bonus beyond the amount determined pursuant to applicable provisions of the Cash Bonus Plan will not be effective unless that change is approved by the Committee and disclosed to and approved by the Company’s shareholders in a separate vote that takes place prior to the payment of any bonuses under such modified Cash Bonus Plan provisions. The Cash Bonus Plan may also be modified or amended by the Committee, as it deems appropriate, in order to comply with the tax rules related to deductibility of “performance-based” compensation.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS.

(a)	Financial Statements of Business Acquired.

Not applicable.

(b)	Pro Forma Financial Information.

Not applicable.

(c)	Exhibits.

Exhibit 10.1 The Philadelphia Insurance Companies 2007 Cash Bonus Plan effective as of January 1, 2007
Exhibit 10.2 Philadelphia Insurance Companies Nonqualified Employee Stock Purchase Plan (amended and restated, effective as of January 1, 2007, with Performance-Based Compensation Provisions)
Signatures
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Philadelphia Consolidated Holding Corp. (Registrant)
Dated: May 3, 2007	By:	Craig P. Keller
Craig P. Keller
Executive Vice President, Secretary, Treasurer and Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description	Method of Filing
10.1	The Philadelphia Insurance Companies 2007 Cash Bonus Plan effective as of January 1, 2007	Furnished electronically herewith.

10.2	Philadelphia Insurance Companies Nonqualified Employee Stock Purchase Plan (amended and restated, effective as of January 1, 2007, with Performance-Based Compensation Provisions)	Furnished electronically herewith.